As filed with the Securities and Exchange Commission on September 24, 2025

Registration No. 333-148811

Registration No. 333-180482

Registration No. 333-218601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-148811)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-180482)

POST-EFFECTIVE AMENDMENT NO. 2 (No. 333-218601)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DallasNews Corporation

(Exact name of registrant as specified in its charter)

Texas	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated DallasNews Corporation Incentive Compensation Plan

DallasNews Corporation 2008 Incentive Compensation Plan

(Full title of the plan)

Jeffrey M. Johnson

President

DallasNews Corporation

P. O. Box 224866

Dallas, Texas 75222-4866

(Name and address of agent for service)

(214) 977-8869

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and, collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “SEC”) by DallasNews Corporation, a Texas corporation (formerly named A.H. Belo Corporation, the “Registrant”) (number of shares specified below reflects a 1-for-4 reverse stock split of the Registrant’s outstanding common stock, par value $0.01 per share, effected by the Registrant on June 8, 2021):

•

Registration Statement on Form S-8 (File No. 333-218601) filed with the SEC on June 8, 2017, as amended by Post-Effective Amendment No. 1 filed with the SEC on July 2, 2018, pertaining to the registration of an aggregate of 2,000,000 shares of Series A common stock of the Registrant, par value $0.01 per share (“Series A Common Stock”), and Series B common stock of the Registrant, par value $0.01 per share (“Series B Common Stock”), available for issuance under the Amended and Restated DallasNews Corporation Incentive Compensation Plan, effective February 29, 2024 (formerly known as the DallasNews Corporation 2017 Incentive Compensation Plan, formerly known as the A. H. Belo 2017 Incentive Compensation Plan) (the “2024 Plan”); and

•

Registration Statements on Form S-8 (File Nos. 333-148811 and 333-180482) filed with the SEC on January  23, 2008 and on March 30, 2012, respectively, as amended by Post-Effective Amendment No.  1 filed with the SEC on July 2, 2018, pertaining to the registration of an aggregate of 2,000,000 shares of Series A Common Stock and Series B Common Stock and an additional aggregate of 2,000,000 shares of Series A Common Stock, respectively, available for issuance under the DallasNews Corporation 2008 Incentive Compensation Plan, formerly known as the A. H. Belo 2008 Incentive Compensation Plan) (the “2008 Plan”).

On September 24, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 9, 2025, as amended on July 27, 2025 and September 14, 2025 (as amended, the “Merger Agreement”), by and among the Registrant, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”), and, for the purposes specified therein, Hearst Communications, Inc., a Delaware corporation, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on September 24, 2025 (the “Effective Date”). As of the Effective Date, no equity awards were granted and remained outstanding under the 2024 Plan or the 2008 Plan.

As a result of the Merger, the Registrant is terminating any and all offerings of its securities pursuant to the Registration Statements by filing these Post-Effective Amendments. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any of the Registrant’s securities registered under the Registration Statements that remain unsold at the termination of the offering, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold as of the Effective Date under the Registration Statements, if any, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 24, 2025.

DALLASNEWS CORPORATION

By:	/s/ Jeffrey M. Johnson
Name: Jeffrey M. Johnson
Title: President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.